Press Release

FOR IMMEDIATE RELEASE:

Contact: Terri McKay, FHLBank Pittsburgh, 412-288-2830, cell: 412-523-8511, terri.mckay@fhlb-pgh.com

FHLBank Pittsburgh Announces Full Year and Fourth Quarter Financial Results

PITTSBURGH, February 18, 2016 – The Federal Home Loan Bank of Pittsburgh (FHLBank or the Bank) today announced unaudited financial results for full year and fourth quarter 2015. The Bank recorded net income of $256.5 million for the year 2015 and $54.4 million for the fourth quarter. The Board of Directors declared dividends of 5.0 percent annualized on activity stock and 3.0 percent annualized on membership stock. Dividends are payable to the Bank’s stockholders on February 19, 2016.

“We are extremely pleased with 2015 financial performance, which included a number of records for the Bank: net income, advances, letters of credit, AHP and retained earnings,” said Winthrop Watson, president and chief executive officer. “These results were driven primarily by member activity, reflecting the relevance of the co-op to our membership.”

Highlights for 2015 include:

Net income of $256.5 million, highest in the Bank’s 83-year history
Advances at $74.5 billion, highest reported balance
Letters of credit at $20.2 billion, highest year-end balance
Affordable Housing Program funding round awarded $23.8 million, largest funding round in AHP’s 25-year history
Retained earnings at $881.2 million, highest ever

Operating Results

The Bank’s net income for 2015 totaled $256.5 million, slightly higher than 2014’s $255.8 million. In a year-over-year comparison, the primary earnings factors were higher net gains on derivatives and hedging activities and higher net interest income, offset by lower gains on the resolution of litigation settlements (net of legal fees and expenses) and lower net gains on trading securities. Net gains on derivatives and hedging activities were $3.4 million in 2015, an increase of $40.9 million compared to a net loss of $37.5 million in 2014. Net interest income was $317.8 million for 2015, an increase of $34.7 million compared to $283.1 million in 2014. Higher net interest income was primarily due to higher interest income on advances partially offset by higher expense on consolidated obligations. In 2015, the Bank recorded $15.3 million related to the resolution of litigation (net of legal fees and expenses) related to matters arising from investments the Bank made in private-label mortgage-backed securities (MBS), a decrease of $55.6 million compared to $70.9 million in 2014. Net gains on trading securities were $1.6 million in 2015, a decrease of $20.8 million compared with $22.4 million in 2014. Performance in 2015 allowed the Bank to set aside $28.5 million for affordable housing programs.

For the fourth quarter of 2015, net income was $54.4 million, compared to $64.3 million in the fourth quarter of 2014. This $9.9 million decrease was primarily driven by net losses on trading securities and lower net interest income, partially offset by net gains on derivatives and hedging activities. In addition, there were no gains from the resolution of litigation settlements (net of legal fees and expenses) in the fourth quarter of 2015 compared to gains of $20.2 million in the fourth quarter 2014. Net interest income was $78.1 million for the fourth quarter of 2015, compared to $82.7 million in the fourth quarter of 2014, a decrease of $4.6 million. The decline in net interest income reflected higher interest expense of $24.8 million due to consolidated obligations, which more than offset higher interest income of $20.2 million, primarily due to advances.

Balance Sheet Highlights

At December 31, 2015, total assets were $96.3 billion, an increase of $10.6 billion from $85.7 billion at December 31, 2014, primarily due to increased advances. Advances totaled $74.5 billion at December 31, 2015, an increase of $11.1 billion compared to $63.4 billion at December 31, 2014. Advance volume growth from year-end 2014 was driven primarily by demand from larger members; however, advance volumes increased in all member classifications.

Total capital at December 31, 2015, was $4.5 billion, up from $4.0 billion at December 31, 2014. This increase was primarily driven by higher capital stock related to advance activity. Capital stock was $3.5 billion at December 31, 2015 compared to $3.0 billion at December 31, 2014. Total retained earnings were $881.2 million at December 31, 2015, an increase of $43.7 million from $837.5 million at December 31, 2014. Total retained earnings at December 31, 2015, included $162.5 million of restricted retained earnings. At December 31, 2015, FHLBank Pittsburgh had total regulatory capital of $4.4 billion and remained in compliance with all regulatory capital requirements.

The Board of Directors declared a dividend on subclass B2 (activity) stock equal to an annual yield of 5.0 percent and a dividend on subclass B1 (membership) stock equal to an annual yield of 3.0 percent. These dividends will be calculated on stockholders’ average balances during the period October 1, 2015, to December 31, 2015, and credited to stockholders’ accounts on Friday, February 19, 2016.

Detailed financial information regarding 2015 results will be available in FHLBank Pittsburgh’s 2015 Annual Report on Form 10-K, which the Bank anticipates filing on March 10, 2016.

About FHLBank Pittsburgh

As an intermediary between global capital markets and local lenders, FHLBank Pittsburgh provides readily available liquidity, as well as affordable housing and community development opportunities, to member financial institutions of all sizes in Delaware, Pennsylvania and West Virginia. The Bank is one of 11 banks in the Federal Home Loan Bank System, which was established by Congress in 1932 and serves as a reliable source of funds for housing, jobs and economic growth in all economic cycles.

This document contains “forward-looking statements” – that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain.
Actual performance or events may differ materially from that expected or implied in forward-looking statements because of many factors. Such factors may include, but are not limited to, economic and market conditions, real estate, credit and mortgage markets; volatility of market prices, rates and indices related to financial instruments; political, legislative, regulatory, litigation, or judicial events or actions; changes in assumptions used in the quarterly other-than-temporary impairment (OTTI) process; risks related to MBS; changes in the assumptions used in the allowance for credit losses; changes in the Bank’s capital structure; changes in the Bank’s capital requirements; membership changes; changes in the demand by Bank members for Bank advances; an increase in advance prepayments; competitive forces, including the availability of other sources of funding for Bank members; changes in investor demand for consolidated obligations and/or the terms of interest rate exchange agreements and similar agreements; changes in the Federal Home Loan Bank (FHLBank) System’s debt rating or the Bank’s rating; the ability of the Bank to introduce new products and services to meet market demand and to manage successfully the risks associated with new products and services; the ability of each of the other FHLBanks to repay the principal and interest on consolidated obligations for which it is the primary obligor and with respect to which the Bank has joint and several liability; applicable Bank policy requirements for retained earnings and the ratio of the market value of equity to par value of capital stock; the Bank’s ability to maintain adequate capital levels (including meeting applicable regulatory capital requirements); business and capital plan adjustments and amendments; technology risks; and timing and volume of market activity. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. FHLBank Pittsburgh does not undertake to update any forward-looking statements made in this announcement.

Unaudited Condensed Statements of Condition and Income
(in millions)

Condensed Statement of Condition	December 31, 2015	December 31, 2014
ASSETS:
Cash and due from banks	$2,377.0	$2,451.1
Federal funds sold	3,980.0	4,585.0
Securities purchased under agreements to resell	1,000.0	—
Trading securities	394.7	281.0
Available-for-sale securities	8,099.9	8,408.8
Held-to-maturity securities	2,663.3	3,246.8
Advances	74,504.8	63,408.4
Mortgage loans held for portfolio, net of allowance for credit losses of $5.7 and $7.3, respectively	3,086.9	3,123.3
All other assets	229.7	172.7

Total assets	$96,336.3	$85,677.1

LIABILITIES:
Consolidated obligations, net	$90,882.8	$80,772.6
All other liabilities	951.9	901.5

Total liabilities	91,834.7	81,674.1

CAPITAL:
Capital stock	3,539.7	3,041.0
Retained earnings	881.2	837.5
Accumulated other comprehensive income	80.7	124.5

Total capital	4,501.6	4,003.0

Total liabilities and capital	$96,336.3	$85,677.1

	For the three months		For the year ended
	ended December 31,		December 31,
Condensed Statement of Income	2015	2014	2015	2014
Total interest income	$185.7	$165.5	$695.6	$626.1
Total interest expense	107.6	82.8	377.8	343.0

Net interest income	78.1	82.7	317.8	283.1

Provision (benefit) for credit losses	0.2	(0.2)	(0.2)	(4.1)

Gains on litigation settlements, net	—	20.2	15.3	70.9

All other income (loss)	8.0	(7.9)	29.2	4.7

All other expense	25.5	23.8	77.5	78.6

Income before assessments	60.4	71.4	285.0	284.2

Affordable Housing Program assessment	6.0	7.1	28.5	28.4

Net income	$54.4	$64.3	$256.5	$255.8

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